                                                                   EXHIBIT 10.26

                         FINANCIAL CONSULTANT AGREEMENT


         This Agreement is made and entered into this 12 day of January, 1999, by and between Chaparral Technologies, Inc. ("Chaparral"), 1951 S. Fordham St., Longmont, Colorado 80503, and Sentinel Consulting Corporation ("Sentinel"), with its principal place of business located at 27068 La Paz (Box 631)
Aliso Viejo, CA 92656

                                    RECITALS

         WHEREAS, Sentinel has propose and presented itself as having experience in providing advice concerning debt finance, equity finance and investment banking; and Sentinel is willing to consult with Chaparral and render advice to Chaparral to achieve financing for Chaparral; and

         WHEREAS, Chaparral desires to obtain such services from Sentinel on a non-exclusive basis and understands and that Sentinel is not, or will not be, overlapping or in conflict with other fund raising efforts on the part of Chaparral, Chaparral agrees to provide compensation for such services to Sentinel pursuant to the terms contained herein below.

1. Duties Of Consultant.

Chaparral hereby retains Sentinel to perform those duties delineated below and Sentinel agrees to perform the following activities on behalf of the company:

Make recommendations to Chaparral's management regarding private and public equity and debt financing, acquisitions, mergers and other similar business combinations toward the objective of:

Negotiating with and presenting the best interest of Chaparral to the financial community and investment banking institutions, or potential merger candidates, as appropriate.

These specific objectives may be altered, modified or revised based on Chaparral's needs or new developments.

2. Compensation Of Consultant.

The parties hereto acknowledge that Gerald Grayson and/or his company, Grayson & Associates, Inc., may make a claim for some portion of, or all of, the compensation as a result of any transaction initiated and consummated by Sentinel. The parties hereto agree that it will be Sentinel's responsibility to resolve any fee issues with Gerald Grayson and Grayson & Associates, Inc. Chaparral shall be indemnified by Sentinel with respect to any disputes or litigation. Any fees paid will be solely for performance. Specifically, cash and warrants are due only in the event of a direct and exclusive relationship provided to Chaparral by Sentinel. The maximum total compensation Chaparral will be required to pay as a result of services provided by consultant will be, as follows:

Financial Consultant Agreement
Page 2


Six percent (6%) of gross proceeds to Chaparral of any financing transaction;
and

A warrant to purchase the number of shares of common stock of Chaparral equivalent to ten percent (10%) of the common stock equivalent of shares issued to the investors in the offering, exercisable at a price equal to the common stock equivalent to the offering price.

All fees and other compensation due Sentinel herein shall be tendered within ten
(10) days of the closing of the applicable funding, merger or other transaction. In the event of a disagreement related to Sentinel's fee, Chaparral and Sentinel agree to be guided by Generally Accepted Accounting Principals.

3. Prior Relationships.

This Agreement will not apply to a candidate which Sentinel refers to Chaparral if Chaparral is currently engaged with a proposed candidate in negotiations prior to Sentinel's referral. Chaparral will notify Sentinel in writing within five (5) days of any proposed introduction Sentinel makes to Chaparral with which Chaparral is currently negotiating.

4. Confidentiality.

Sentinel acknowledges that is has entered into Mutual Nondisclosure Agreement with Chaparral and that the terms of that agreement remain in full force and effect. Sentinel will require any potential investors to also sign the Chaparral Mutual Nondisclosure Agreement, which is to be controlled by Chaparral's management and administration.

5. Non-Solicitation.

Sentinel agrees not to, directly or indirectly, solicit any of Chaparral's clients for any other entity other than on behalf of Chaparral.

6. Non-Circumvention.

Chaparral agrees not to, directly or indirectly, circumvent Sentinel's clients or potential clients or financing sources, whether Sentinel is or is not actively engaged by Chaparral.

7. Mandatory Arbitration.

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (or by a mutually agreed upon arbitrator), and judgment upon the award

Financial Consultant Agreement
Page 3


rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The prevailing party at the arbitration will be entitled to reimbursement of fees and costs associated with said action including, but not limited to, reasonable attorneys fees.

8. Term.

The initial term of this Agreement is for six (6) month period and may be terminated or extended by either party upon fifteen (15) days advance written notice to party prior to the expiration of this primary term. In the event of extension, mutual agreement is required.

9. Indemnification by Sentinel.

Sentinel will indemnify and hold Chaparral and its directors, officers, employees, and agents harmless from any and all claims arising from any dispute with Gerald Grayson and/or Grayson & Associates may claim as a result of any transaction initiated and consummated by Sentinel.

10. Indemnification by Chaparral.

Chaparral will indemnify and hold harmless Sentinel and its directors, officers, Employees, and agents harmless from any and all claims arising from any dispute concerning full disclosure of current company information that would be material to current or potential investors.

11. Notice.

Any notice required hereunder shall be complete upon certified mailing to that party at the address appearing herein, or at the address which shall be from time to time be provided to the other party. The parties shall notify the other of any alteration or change in address hereinafter occurring.

12. Counterparts.

This Agreement may be executed in multiple counterparts. Each executed counterpart shall be considered an original, and taken together, shall constitute one and the same document. Any signature, notice or other communication with respect to the subject matter hereof may be given by telex, telecopy or other facsimile transmission and relied upon the same extent as if it were an original.

Financial Consultant Agreement
Page 4

13. Severability.

If any provision, paragraph or subparagraph of this Agreement is adjudged by any court or arbitrator to be void or unenforceable in whole or in part, this adjudication shall not affect the validity of the remainder of this Agreement, including any other provision, paragraph or subparagraph. Each provision, paragraph or subparagraph of this Agreement is separable from every other provision, paragraph and subparagraph and constitutes a separate and distinct covenant.

14. Governing Law.

This Agreement shall be subject to and governed by the laws of the State of Colorado.

15. Amendment.

This Agreement may only be amended in writing, duly endorsed by the parties hereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement, effective the date first written above.

                                        CHAPARRAL TECHNOLOGIES, INC.


                                        by: /s/ Douglas J. Lehrmann
                                           -------------------------------------

                                        SENTINEL CONSULTING CORPORATION


                                        by: /s/ Robert Harvey
                                           -------------------------------------